Exhibit 99.1
News Release
Blackboard Contact:
Michael J. Stanton
Vice President, Investor Relations
Blackboard Inc.
+1 (202) 463-4860 ext. 2305
Blackboard Inc. Completes Merger with WebCT, Inc.
Washington, DC, – February 28, 2006 – Blackboard Inc. (NASDAQ: BBBB) today announced the completion of its merger with WebCT, Inc. Blackboard, as previously announced, is acquiring WebCT in a cash transaction for $178 million. The effective cash purchase price of WebCT before transaction costs was approximately $148 million, net of WebCT’s January 31, 2006 cash balance of approximately $30 million.
The combination of Blackboard and WebCT establishes one of the most innovative global software companies serving the education industry. Currently, more than 3,700 world-wide higher education, K-12, corporate, government and commercial academic institutions enhance their learning environments with solutions offered by the two organizations. The transaction brings together two of the industry’s premier software brands and most widely used technologies for creating, managing and delivering course content and materials online.
“The demands for innovative technology in the education industry continue to accelerate at a rapid pace,” said Michael Chasen, president and chief executive officer of Blackboard. “Our merger with WebCT will ensure that we are best positioned to meet the growing demands of academic institutions as we work together to redefine the way students and faculty interact.”
Blackboard 2006 Updated Guidance Conference Call
Blackboard will hold a conference call on Monday, March 13, 2006 at 6:00 p.m. Eastern (3:00 p.m. Pacific) to discuss its updated financial guidance for 2006 following the closing of the WebCT transaction. Blackboard’s operating results will incorporate the results of operations for WebCT beginning March 1, 2006 and will be subject to a preliminary allocation of purchase price and other purchase accounting adjustments to the February 28, 2006 opening balance sheet. Interested parties can access the live webcast through the Investor Relations section of the Company’s Web site at http://investor.blackboard.com. Please access the Web site at least 15 minutes prior to the start of the call to register, download and install any necessary software.
A replay of the call will be available via telephone from approximately 9:00 p.m. Eastern (6:00 p.m. Pacific) on March 13, 2006 until 11:00 p.m. Eastern (8:00 p.m. Pacific) on March 20, 2006. To listen to the replay, participants in the U.S. and Canada should dial 888-286-8010, and international participants should dial +1 (617) 801-6888. The conference ID for the replay is 38134372.
About Blackboard Inc.
Blackboard Inc. (NASDAQ: BBBB) is a leading provider of enterprise software applications and related services to the education industry. Founded in 1997, Blackboard enables educational innovations everywhere by connecting people and technology. With two product suites, the Blackboard Academic Suite ™ and the Blackboard Commerce Suite ™, Blackboard is used by millions of people at academic institutions around the globe, including colleges, universities, K-12 schools and other education providers, as well as textbook publishers and student-focused merchants that serve education providers and their students. Blackboard is headquartered in Washington, D.C., with offices in North America, Europe and Asia.
Forward-Looking Statements
Any statements in this press release about future expectations, plans and prospects for Blackboard and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the factors discussed in the “Risk Factors” section of our most recent 10-K filed with the SEC. In addition, the forward-looking statements included in this press release represent the Company’s views as of February 28, 2006. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to February 28, 2006.
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